Exhibit 4.166

EXECUTION COPY

AMENDMENT NO. 3

TO

SERIES 2003-1 SUPPLEMENT

dated as of February 14, 2007

between

RENTAL CAR FINANCE CORP.,

an Oklahoma corporation

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

a New York banking corporation,

as Trustee

AMENDMENT NO. 3

TO SERIES 2003-1 SUPPLEMENT

This Amendment No. 3 to Series 2003-1 Supplement dated as of February 14, 2007 (“Amendment”), between Rental Car Finance Corp., an Oklahoma corporation (“RCFC”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”) (RCFC and the Trustee are collectively referred to herein as the “Parties”).

RECITALS:

A.           RCFC, as Issuer, and the Trustee entered into that certain Base Indenture dated as of December 13, 1995, as amended by the Amendment to Base Indenture dated as of December 23, 1997, and as amended and restated by the Amended and Restated Base Indenture dated as of February 14, 2007 (the “Base Indenture”); and

B.           RCFC and the Trustee entered into that certain Series 2003-1 Supplement dated as of March 25, 2003, as subsequently amended by Amendment No. 1 to Series 2003-1 Supplement dated May 5, 2004 and Amendment No. 2 to Series 2003-1 Supplement dated March 24, 2005 (as amended to the date hereof, the “Series 2003-1 Supplement”); and

C.           The Parties wish to further amend and supplement the Series 2003-1 Supplement as provided herein pursuant to Section 8.7 thereof.

NOW THEREFORE, the Parties hereto agree as follows:

1.            Definitions. Capitalized terms used in this Amendment not herein defined shall have the meaning contained in the Series 2003-1 Supplement and if not defined therein shall have the meaning set forth in the Definitions List attached as Schedule 1 to the Base Indenture.

2.	Amendment. The Series 2003-1 Supplement is hereby amended as follows:

(a)          By amending Section 2.1(b) to add the following defined terms in their proper alphabetical order:

“BMW” means BMW of North America, LLC, a Delaware limited liability company, and all successors and assigns thereto.

“Enhancement Provider” means with respect to the Series 2003-1 Notes, the Series 2003-1 Insurer and the Series 2003-1 Letter of Credit Provider.

“Jaguar” means Jaguar Cars Limited, a Division of Ford Motor Company, and all successors and assigns thereto.

“Mercedes-Benz” means Mercedes-Benz USA LLC, a Delaware limited liability company, and all successors and assigns thereto.

(b)          By deleting in its entirety the definition of “Assignment Agreement” and replacing it with the following:

“Assignment Agreement” has the meaning specified in the Master Collateral Agency Agreement.

(c)          By deleting in its entirety the definition of “Carrying Charges” referenced in Section 2.1 (b) and replacing it with the following:

“Carrying Charges” means, as of any day, (i) without duplication, the aggregate of all Trustee fees, servicing fees (other than supplemental servicing fees), Series 2003-1 Insurer Payments, Series 2003-1 Insurer Reimbursement Amounts, fees, expenses and costs payable by RCFC in connection with an Exchange Program, and other fees and expenses, premiums, breakage costs, increased costs, termination payments under any hedges, taxes, administrative costs and indemnity amounts, if any accrued and unpaid by the Lessor under the Base Indenture or the other Related Documents or other agreements with Enhancement Providers, if any, which have accrued with respect to the Series 2003-1 Notes during the Related Month, plus (ii) without duplication, all amounts described in clause (i) of this definition payable by the Lessees which have accrued during the Related Month.

(d)          By deleting in its entirety the definition of “Eligible Franchisee” referenced in Section 2.1(b).

(e)          By deleting in its entirety the definition of “Eligible Manufacturer” referenced in Section 2.1(b) and replacing it with the following:

“Eligible Manufacturer” means, with respect to Program Vehicles, DaimlerChrysler, General Motors, Ford and Toyota, and with respect to Non-Program Vehicles, DaimlerChrysler, General Motors, Ford, Nissan, Volkswagen, Toyota, Honda, Mazda, Subaru, Suzuki, Mitsubishi, Isuzu, Kia, Daewoo, Hyundai, BMW, Jaguar, and Mercedes-Benz as set forth in Schedule 1 hereto (as such schedule, subject to the Rating Agency Condition and receiving the prior written consent of each Enhancement Provider, may be amended, supplemented, restated or otherwise modified from time to time), and, in each case, any other Manufacturer that (a) has an Eligible Vehicle Disposition Program that has been reviewed by the Rating Agencies and the Rating Agency Condition is satisfied with respect to the inclusion of such Manufacturer’s Vehicles under the Master Lease (or any other Lease with respect to Group III Vehicles), and (b) has been approved in writing by each Enhancement Provider, if any; provided, however, that upon the occurrence of a Manufacturer Event of Default with respect to such Manufacturer, such Manufacturer shall no longer qualify as an Eligible Manufacturer; and provided, further, that a Manufacturer may be an Eligible Manufacturer with respect to Non-Program Vehicles, if it otherwise meets the eligibility criteria, even if its disposition program does not qualify as an Eligible Vehicle Disposition Program.

(f)           By deleting in its entirety clause (y) of the proviso at the end of the definition of “Eligible Vehicle” referenced in Section 2.1(b) and replacing it with the following:

“(y) in the case of a Non-Program Vehicle, the expiration of the applicable Maximum Vehicle Lease Term under the Master Lease.”

(g)          By deleting in its entirety the definition of “Franchisee” referenced in Section 2.1(b).

(h)          By deleting in its entirety the definition of “Group III Replacement Vehicle” referenced in Section 2.1(b) and replacing it with the following:

“Group III Replacement Vehicle” means an Eligible Vehicle designated by the Master Servicer as comprising Group III Collateral acquired in exchange for a Group III Exchanged Vehicle in accordance with the terms of the Exchange Agreement and under Section 1031 of the Code and the regulations promulgated thereunder.

(i)           By deleting in its entirety the definition of “Initial Acquisition Cost” referenced in Section 2.1(b).

(j)           By deleting in its entirety the definition of “Limited Liquidation Event of Default” referenced in Section 2.1(b) and replacing it with the following:

“Limited Liquidation Event of Default” means the occurrence of any Amortization Event specified in Sections 5.1(a) through (i) and (l) through (m) of this Supplement that continues for thirty (30) days (without double counting any cure periods provided for in said Sections); provided, however, that such Amortization Event shall not constitute a Limited Liquidation Event of Default if (i) within such thirty (30) day period, such Amortization Event shall have been cured and (ii) the Series 2003-1 Insurer shall have notified the Trustee in writing that it consents to the waiver of such Amortization Event.

(k)         By deleting in its entirety the definition of “Manufacturer Event of Default” referenced in Section 2.1(b) and replacing it with the following:

“Manufacturer Event of Default” is defined in Section 18 of the Master Lease.”

(l)           By deleting in its entirety the definition of “Manufacturer Receivable” referenced in Section 2.1(b) and replacing it with the following:

“Manufacturer Receivable” means an amount due from a Manufacturer or Auction dealer under a Vehicle Disposition Program in respect of a Program Vehicle being turned back to such Manufacturer pursuant to a Vehicle Disposition Program.

(m)         By adding the following proviso to the end of the definition of “Market Value” referenced in Section 2.1(b):

“; provided, further, that any Program Vehicle that is a Group III Vehicle and is redesignated as a Non-Program Vehicle solely because a Manufacturer Event of

Default due to an Event of Bankruptcy has occurred with respect to the Manufacturer thereof, shall be deemed to be a Program Vehicle for a period of 90 days following the occurrence of such Manufacturer Event of Default for purposes of this definition and each instance in which this definition is used in this Supplement and as a result shall not be included in the determination of Market Value during such period.

(n)          By deleting in its entirety the definition of “Maximum Manufacturer Percentage” in Section 2.1(b) and replacing it with the following:

“Maximum Manufacturer Percentage” means, with respect to any Eligible Manufacturer, the percentage amount of the Aggregate Asset Amount set forth in Schedule 1 hereto (as such schedule, subject to satisfaction of the Rating Agency Condition and prior written approval of each Enhancement Provider, may be amended, supplemented, restated or otherwise modified from time to time) specified for each Eligible Manufacturer with respect to Non-Program Vehicles and Program Vehicles, as applicable, which percentage amount represents the maximum percentage of Eligible Vehicles which are permitted under the Master Lease to be Non-Program Vehicles or Program Vehicles, as the case may be, manufactured by such Manufacturer; provided, however, that any Program Vehicle that is redesignated as a Non-Program Vehicle solely because a Manufacturer Event of Default due to an Event of Bankruptcy has occurred with respect to the Manufacturer thereof shall be deemed to be a Program Vehicle for purposes of determining compliance with the Maximum Manufacturer Percentages set forth on Schedule 1.

(o)          By deleting in its entirety the definition of “Maximum Non-Program Percentage” in Section 2.1(b) and replacing it with the following:

“Maximum Non-Program Percentage” means, with respect to Non-Program Vehicles, (a) if the average of the Measurement Month Averages for any three Measurement Months during the twelve month period preceding any date of determination shall be less than eighty-five percent (85%), 0% or such other percentage amount agreed upon by the Lessor and each of the Lessees, subject to the Rating Agency Condition, which percentage amount represents the maximum percentage of the Aggregate Asset Amount which is permitted under the Master Lease to be invested in Non-Program Vehicles; and (b) at all other times, fifty percent (50%) or such other percentage amount agreed upon by the Lessor and each of the Lessees, subject to the Rating Agency Condition and prior written consent of each Enhancement Provider, which percentage amount represents the maximum percentage of the Aggregate Asset Amount which is permitted under the Master Lease to be invested in Non-Program Vehicles; provided, however, that any Program Vehicle that is redesignated as a Non-Program Vehicle solely because a Manufacturer Event of Default due to an Event of Bankruptcy has occurred with respect to the Manufacturer thereof shall be deemed to be a Program Vehicle for purposes of determining compliance with the Maximum Non-Program Percentage.

(p)          By deleting in its entirety the definition of “Measurement Month” referenced in Section 2.1(b) and replacing it with the following:

“Measurement Month” means, with respect to any date, each calendar month, or the smallest number of consecutive calendar months, preceding such date in which (a) at least 500 Non-Program Vehicles that are Group III Vehicles were sold at Auction or otherwise and (b) at least one-twelfth of the aggregate Net Book Value of the Non-Program Vehicles that are Group III Vehicles as of the last day of such calendar month or consecutive calendar months were sold at Auction or otherwise; provided, that no calendar month included in a Measurement Month shall be included in any other Measurement Month; provided, further, that any Program Vehicle, that is a Group III Vehicle and is redesignated as a Non-Program Vehicle solely because a Manufacturer Event of Default due to an Event of Bankruptcy has occurred with respect to the Manufacturer thereof, shall be deemed to be a Program Vehicle for a period of 90 days following the occurrence of such Manufacturer Event of Default for purposes of this definition and each instance in which this definition is used in this Supplement and as a result shall not be included in the determination of Measurement Month during such period.

(q)          By deleting in its entirety the definition of “Measurement Month Average” referenced in Section 2.1(b) and replacing it with the following:

“Measurement Month Average” means, with respect to Group III Vehicles and for any Measurement Month, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Disposition Proceeds of all Non-Program Vehicles that are Group III Vehicles sold at Auction or otherwise during such Measurement Month and the two Measurement Months preceding such Measurement Month and the denominator of which is the aggregate Net Book Value of such Non-Program Vehicles that are Group III Vehicles on the dates of their respective sales, provided that any Program Vehicle that is a Group III Vehicle and is redesignated as a Non-Program Vehicle solely because a Manufacturer Event of Default due to an Event of Bankruptcy has occurred with respect to the Manufacturer thereof, shall be deemed to be a Program Vehicle for a period of 90 days following the occurrence of such Manufacturer Event of Default for purposes of this definition and each instance in which this definition is used in this Supplement and as a result shall not be included in the determination of Measurement Month Average during such period.

(r)           By deleting in its entirety the definition of “Qualified Intermediary” referenced in Section 2.1(b) and replacing it with the following:

“Qualified Intermediary” has the meaning set forth in the Master Collateral Agency Agreement.

(s)          By deleting in its entirety the definition of “Responsible Officer” referenced in Section 2.1(b) and replacing it with the following:

“Responsible Officer” means, with respect to RCFC, a Servicer, a Lessee or the Master Servicer, any President, Vice President, Assistant Vice President, Treasurer or Assistant Treasurer, or any officer performing functions similar to those customarily performed by the person who at the time shall be such officer.

(t)           By deleting in its entirety the definition of “Retained Interest” referenced in Section 2.1(b).

(u)          By deleting in its entirety from Sections 4.7(a)(i)(B) and 4.7(b)(i)(B) item fifth of each such Section.

(v)          By adding the following Section 4.7(e) immediately after Section 4.7(d):

Allocation of Proceeds Upon Payment in Full of Group III Obligations. After the payment in full of the Invested Amount of all Group III Series of Notes that have been issued by RCFC, all amounts due under the Indenture and the Related Documents with respect to such Group III Series of Notes and all amounts due by RCFC under any other agreements it may have with the Credit Enhancement Providers, if any, with respect to any Group III Series of Notes, all Collections and all proceeds received by RCFC, the Trustee or the Master Collateral Agent in respect of the Group III Collateral allocable to this Series in accordance with the Indenture and the Master Collateral Agency Agreement shall be allocated and transferred to the Retained Distribution Account.

(w)         By deleting in its entirety clause (g) of Section 5.1 and replacing it with the following:

“(g)        a Lease Event of Default shall have occurred and be continuing under the Master Lease;”

(x)         By adding after clause (l) of Section 5.1 the following:

“or

(m)         an Asset Amount Deficiency shall have occurred and be continuing for a period of five (5) Business Days.”

(y)          By deleting in its entirety the second sentence of the penultimate paragraph of Section 5.1 and replacing it with the following:

“In the case of any event described in clauses (b), (c), (d), (e), (g) (with respect to the occurrence of Lease Events of Default not described in the immediately preceding sentence), (h), (j), (k) and (m) above, an Amortization Event will be deemed to have occurred with respect to the Series 2003-1 Notes only if, after any applicable grace period described in such clauses, either the Trustee, by written notice to RCFC, or the Required Series 2003-1 Noteholders, by written notice to RCFC, the Trustee and the Series 2003-1 Noteholders, declare that, as of the date of such notice, an Amortization Event has occurred.”

(z) By deleting Section 8.4 in its entirety and replacing it with the following:

“Section 8.4    Ratification of Base Indenture. As supplemented by this Supplement and except as specified in this Supplement, the Base Indenture is in all respects ratified and confirmed and the Base Indenture as so supplemented by this Series Supplement shall be read, taken, and construed as one and the same instrument.”

(aa)	By adding the following as the last sentence of Section 8.7:

“Notwithstanding the foregoing, the consent of each Enhancement Provider for the Series 2003-1 Notes is required to amend this Supplement and the Base Indenture.”

(bb)        By deleting Schedule 1 to the Series Supplement in its entirety and replacing such schedule with the Schedule 1 attached hereto as Exhibit A.

3.            Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any of the Parties hereto under the Series 2003-1 Supplement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Series 2003-1 Supplement, all of which are hereby ratified and affirmed in all respects by each of the Parties hereto and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Series 2003-1 Supplement specifically referred to herein and any references in the Series 2003-1 Supplement to the provisions of the Series 2003-1 Supplement specifically referred to herein shall be to such provisions as amended by this Amendment.

4.            Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5.            GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAWS), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

6.            Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

RCFC:

RENTAL CAR FINANCE CORP.,

an Oklahoma corporation

By: __________________________

Pamela S. Peck
Vice President and Treasurer

TRUSTEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation

By: __________________________

Name:	_________________
Title:	_________________

By: __________________________

Name:	_________________
Title:	_________________

EXHIBIT A

SCHEDULE 1

Schedule of Maximum Manufacturer Percentages of Group III Vehicles

Eligible Manufacturer	Maximum Program Percentage*	Maximum Non-Program Percentage*

DaimlerChrysler	100%	(1)
Ford	100%	(1)
Toyota	100%	(1)
General Motors	100%	(1)
Honda	0%	(1)
Nissan	0%	(1)
Volkswagen	0%	(1)
Mazda	0%	Up to 25% (2)
Subaru	0%	Up to 15% (2) (3) (5)
Suzuki	0%	Up to 15% (2) (3) (5)
Mitsubishi	0%	Up to 15% (2) (3) (5)
Isuzu	0%	Up to 15% (2) (3) (5)
Kia	0%	Up to 5% (2) (4) (5)
Hyundai	0%	Up to 8% (2) (4) (5)
Daewoo	0%	Up to 3% (2) (4) (5)
BMW	0%	Up to 3% (2) (5) (6)
Jaguar	0%	Up to 3% (2) (5) (6)
Mercedes-Benz	0%	Up to 3% (2) (5) (6)

(1)

The combined percentage of Group III Vehicles which are Non-Program Vehicles manufactured by DaimlerChrysler, Ford, Toyota, General Motors, Honda, Nissan, and Volkswagen shall not exceed the following percentages: (a) if the average of the Measurement Month Averages for any three Measurement Months during the twelve month period preceding any date of determination shall be less than eighty-five percent (85%), 0% or such other percentage amount agreed upon by the Lessor and each of the Lessees, subject to the Rating Agency Condition, which percentage amount represents the maximum percentage of the Aggregate Asset Amount which is permitted under the Master Lease to be invested in Non-Program Vehicles; and (b) at all other times, fifty percent (50%) or such other percentage amount agreed upon by the Lessor and each of the Lessees, subject to the Rating Agency Condition and consent of each Enhancement Provider, which percentage amount represents the maximum percentage of the Aggregate Asset Amount which is permitted under the Master Lease to be invested in Non-Program Vehicles; provided, however, that any Program Vehicle that is redesignated as a Non-Program Vehicle solely because a Manufacturer Event of Default due to an Event of Bankruptcy has occurred with respect to the Manufacturer thereof shall be deemed to be a Program Vehicle for purposes of determining compliance with the Maximum Non-Program Percentage.

(2)

The combined percentage of Group III Vehicles which are Non-Program Vehicles manufactured by Mazda, Subaru, Suzuki, Mitsubishi, Isuzu, Kia, Hyundai, Daewoo, BMW, Jaguar, or Mercedes-Benz shall not exceed 40% of the Aggregate Asset Amount.

(3)	The combined percentage of Group III Vehicles which are Non-Program Vehicles manufactured by Subaru, Suzuki, Mitsubishi or Isuzu shall not exceed 15% of the Aggregate Asset Amount.
(4)	The combined percentage of Group III Vehicles which are Non-Program Vehicles manufactured by Kia, Hyundai or Daewoo shall not exceed 10% of the Aggregate Asset Amount.
(5)

The combined percentage of Group III Vehicles which are Non-Program Vehicles manufactured by Subaru, Suzuki, Mitsubishi, Isuzu, Kia, Hyundai, Daewoo, BMW, Jaguar, or Mercedes-Benz shall not exceed 25% of the Aggregate Asset Amount.

(6)	The combined percentage of Group III Vehicles which are Non-Program Vehicles manufactured by BMW, Jaguar, or Mercedes-Benz shall not exceed 6% of the Aggregate Asset Amount.
*	As a percentage of Group III Collateral.